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                                       EXHIBIT 12

                         PHARMACIA & UPJOHN, INC. AND SUBSIDIARIES
                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (U.S. dollar amounts in millions)


                                      Six Months          Year Ended December 31,
                                        Ended
                                    June 30, 1998    1997    1996    1995    1994    1993
                                    --------------   ----    ----    ----    ----    ----
Earnings from continuing
 operations before income taxes        $ 493        $ 468   $ 838  $1,136  $1,271  $  778

Less: Equity in undistributed
 net income (loss) of companies
 owned less than 50%                      21          (32)      5       7       8       8
                                       --------     -----  ------  ------  ------  ------
                                         472          500     833   1,129   1,263     770

Add:
 Amortization of previously
   capitalized interest                    5           12      11      10       8       6

 Fixed charges included in the above:
   Interest and amortization of debt
   expense                                23           58*     82     121     139     209

 Rental expense representative
  of an interest factor                   20           38      37      35      35      32
                                       --------     -----  ------  ------  ------  ------
Earnings from continuing operations
 before income taxes and fixed
 charges                               $ 520        $ 608*  $ 963  $1,295  $1,445  $1,017
                                       ========     =====  ======  ======  ======  ======
Interest incurred and amortization
 of debt expense                       $  39        $  90   $ 115  $  149  $  164  $  234

Rental expense representative of an
 interest factor                          20           38      37      35      35      32
                                       --------     -----  ------  ------  ------  ------

Total fixed charges                    $  59        $ 128   $ 152  $  184  $  199  $  266
                                       ========     =====  ======  ====== =======  ======

Ratio of earnings to fixed charges       8.8          4.8*    6.2     7.0     7.2     3.8
                                       =====         ====    ====    ====    ====    ====


*Revised from Form 10-K.
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